Exhibit 99.1

March 5, 2010

News Release:

For Immediate Release.

US DRY CLEANING CORPORATION FILES FOR CHAPTER 11 PROTECTION DUE TO ABSENCE OF SMALL BUSINESS FINANCING

Newport Beach, CA, March 5, 2010—U. S. Dry Cleaning Services Corporation (UDRY.PK) today announced that it has filed a voluntarily petition for relief to reduce and restructure its debts under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Central District of California in Santa Ana, California. In addition 7 wholly-owned subsidiary companies owning 78 dry cleaning stores, and 3 central cleaning facilities have also filed for protection. The Company intends to work with its constituencies to emerge from bankruptcy as quickly as possible while executing on a plan of reorganization that preserves the Company’s dominant market positions, and will provide the necessary capital structure to operate efficiently and profitably.

All day-to-day operations and business of all the Company’s stores and central cleaning facilities will continue as usual.  From the time of its IPO completion in September 2007 to September 2009, the company increased its annual revenues from $8.4 million to over $25 million, making it the largest owner and operator of dry cleaning stores in the nation with approximately 600 employees.  During this challenging period its operational cash flow improved from a negative to a positive, and its revenues have withstood the recession, while adding over 400 employees to its payroll.

The decision to pursue reorganization under Chapter 11 came after extensive efforts to refinance or extend maturing debt outside of Chapter 11. Over many months, the Company has searched for capital, and endeavored to negotiate with its unsecured and secured creditors to obtain the time needed to develop a long-term solution to the small business credit crisis facing the Company. Unable to reach an out-of-court consensus, the Company reluctantly concluded that restructuring under the protection of the bankruptcy court was necessary. During the Chapter 11 cases the Company will continue to explore strategic alternatives and search the markets for available sources of capital. The Company intends to pursue a plan of reorganization that reduces its overall debt and leverage, and provides adequate liquidity for its operations. This will establish a sustainable, long-term capital structure for the Company.

The reorganization is the best alternative to protect the interests of the Company's customers, employees, and stakeholders.  Our operation will focus on continuing improvement of quality, value, and customer service.